EXHIBIT 4.2

REVOLVING CREDIT
LOAN AGREEMENT

This REVOLVING CREDIT LOAN AGREEMENT (“Agreement”) is made as of September 18, 2017 (the “Effective Date”), by and between Piedmont Coca-Cola Bottling Partnership, a Delaware general partnership (the “Lender”, “us”, “we”, or “our”), and Coca‑Cola Bottling Co. Consolidated, a Delaware corporation and its wholly owned affiliates (collectively, the “Borrower”, “you”, or “your”). The Lender and the Borrower are hereinafter referred to as the Parties.

WHEREAS, Borrower may have cash-flow needs on a short-term basis from time to time, and

WHEREAS, Lender may have cash available to lend on a short-term basis from time to time, and

WHEREAS, the Parties desire to enter into this Agreement,

NOW, THEREFORE and in consideration of the mutual covenants and agreements contained herein, the Parties agree to the following terms and conditions.

1.LINE OF CREDIT. You may borrow, repay, and reborrow from us to and including the Termination Date, as hereinafter defined in Section 9.1 hereof, unless sooner notified of the termination of this Agreement, such amounts (the “Advances”) as you may from time to time request and as we have available for borrowing. The line of credit is hereby established in an amount as provided for in Exhibit D for the benefit of the Borrower (“Line of Credit”). The Line of Credit may be revised from time to time through a properly executed amendment to Exhibit D.

2.INSTRUCTIONS TO MAKE ADVANCES. You shall authorize us to make Advances to you based on instructions from an Authorized Officer or Delegated Employee, as hereinafter defined, indicating the date and the amount of the Advance. “Authorized Officer or Delegated Employee” shall mean any officer or employee set forth on Exhibit A attached hereto. The Lender agrees to make Advances to the Borrower up to a loan balance as provided for in Exhibit D.

3.NOTE EVIDENCING ADVANCES. The Advances shall be evidenced by your Demand Short-Term Promissory Note (the “Note”) in the form set forth as Exhibit B attached hereto, and shall be payable on demand. We shall record all Advances made pursuant to this Agreement and all payments of principal within our books and records or, at our option, on the schedule attached to the Note, which books and records (or schedules) shall be rebuttable presumptive evidence of the subject matter thereof

4.INTEREST.

4.1Interest.  The unpaid principal of the Note shall bear interest on a monthly basis (“Interest Period”) at a rate that is the average for the month on Al/P1 Rated 30-day Commercial Paper (“Interest Rate”). The Interest Rate and Interest Period are defined by Exhibit C attached hereto.

4.2Method of Calculating Interest Rate and Fees. The Interest Rate and any fees shall be computed on the basis of a year consisting of 365 days and paid for actual days elapsed.

5.PREPAYMENTS.

5.1Optional Prepayments. All Advances made pursuant to this Agreement shall be paid by you upon our demand, but they may at your election be repaid, in whole or in part, at any time and from time to time prior to demand upon prepayment instructions from an Authorized Officer or Delegated Employee. Upon receipt of such instructions, repayment will be effected by crediting your account for the principal amount of such payment.

5.2Mandatory Prepayments. In the event we reduce the amount of the Line of Credit and the unpaid principal balance of the Note exceeds the then reduced amount of the Line of Credit, you will, upon notice or demand from us, forthwith prepay the unpaid principal balance of the Note by an amount which is equal to such excess.

6.MAKING OF PAYMENTS. All payments of principal or interest on the Note shall be made in immediately available funds.

7.ELECTION TO MAKE THE ADVANCES. You hereby acknowledge that this Agreement and the Note are entered into by you on a demand basis and accordingly, that the entire unpaid principal amount of all liabilities, accrued and unpaid interest thereon and all fees shall be due and payable upon our demand therefore made in our sole and absolute discretion. Your compliance with this Agreement shall not impair our right to make such demand or obligate us to make any Advances, which Advances shall be made in our sole and absolute discretion.

8.CERTAIN DOCUMENTS AND OTHER ITEMS. Prior to requesting the initial Advance, you shall furnish us with the following executed documents:

8.1Revolving Credit Loan Agreement

8.2Demand Short-Term Promissory Note

9.GENERAL.

9.1Amendments; Termination. This Agreement may be amended by a written statement signed by both parties hereto or the amount of the Line of Credit may be revised from time to time through a properly executed amendment to Exhibit D. Unless demand for payment of the Advances is sooner made, the discretionary Line of Credit extended to you hereunder shall be in effect until December 31, 2022 (the “Termination Date”); provided, however, that the Termination Date shall be automatically extended for successive one-year periods. This Agreement may be terminated by giving notice of at least 30 days at any time by either party by written or telegraphic notice to the other party, but no such termination shall affect or impair the obligations theretofore incurred by you hereunder.

9.2Expenses. You agree to reimburse us upon demand, whether or not any Advance is made hereunder, for all reasonable expenses, including reasonable fees of attorneys, incurred by us in the preparation, negotiation and execution of this Agreement, the Note, and all documents required to be furnished herewith and therewith, and in enforcing your obligations hereunder and under the Note, and to pay, and save us harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Note, which obligations shall survive any termination of this Agreement.

9.3Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

9.4Law. This Agreement and the Note shall be governed by, and construed in accordance with the internal laws of the State of North Carolina.

9.5Assigns. This Agreement shall be binding upon, and shall inure to the benefit of our respective successors, except that you may not assign your rights hereunder without our written consent.

9.6Entire Agreement.  This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other agreements, oral or written between the Lender and Borrower prior to the date of this Agreement regarding the subject matter hereof.

[Signature Page to Follow.]

IN WITNESS WHEREOF, the parties have caused this Revolving Credit Loan Agreement to be executed as a contract as of the date first written above.

“LENDER”: PIEDMONT COCA-COLA BOTTLING PARTNERSHIP

By: COCA-COLA BOTTLING CO. CONSOLIDATED, its Manager

By:	/s/ Clifford M. Deal, III

Name:	Clifford M. Deal, III

Title:	Senior Vice President & CFO

“BORROWER”: COCA-COLA BOTTLING CO. CONSOLIDATED

By:	/s/ William J. Billiard

Name:	William J. Billiard

Title:	Senior Vice President, Operations Finance and Chief Accounting Officer

Exhibit A

Authorized Officers

Henry W. Flint

Umesh M. Kasbekar

Clifford M. Deal III

William J. Billiard

Exhibit B

DEMAND SHORT-TERM PROMISSORY NOTE

Charlotte, North Carolina
[__], 2017

ON DEMAND, the undersigned, for value received, hereby promises to pay to the order of Piedmont Coca-Cola Bottling Partnership (“Lender”) at 4100 Coca-Cola Plaza; Charlotte, North Carolina, the aggregate unpaid principal amount of all Advances made by Lender to the undersigned hereunder. The initial Advance, all subsequent Advances and all payments made on account of principal shall be recorded by the holder in its books and records or, at its option, on the attached schedule to this Demand Short-Term Promissory Note (“Note”).

The undersigned further promises to pay to the order of Lender until such time as demand is made for the payment of the unpaid principal hereof, and at the time of such demand, interest on the principal sum from time to time outstanding at a rate equal to the average monthly Al/P1 Rated 30-day Commercial Paper as defined by the Revolving Credit Loan Agreement between the undersigned and Lender dated September 18, 2017, a copy of such definition is set forth in Exhibit C attached hereto and incorporated specifically by reference herein, for the Interest Period, also as defined in such Exhibit C.

This Note evidences indebtedness incurred under and subject to the terms and provisions of the Revolving Credit Loan Agreement dated as of September 18, 2017 (and, if amended, all amendments thereto) between the undersigned and Lender. Reference is hereby made to such Revolving Credit Loan Agreement for a statement of its respective terms and provisions, including those under which this Note may be paid prior to demand.

“BORROWER”
By:      _______________________________

Title:    _______________________________

Date:   _______________________________

Schedule

ADVANCE AND PRINCIPAL PAYMENT

	Amount of	Amount of	Unpaid
	Advance	Principal	Principal	Notation
Date	Made	Repaid	Balance	Made By

The aggregate unpaid principal amount shown on this schedule shall be rebuttable presumptive evidence of the principal amount owing and unpaid on this Note. The failure to record the date and amount of any Advance on this schedule shall not, however, limit or otherwise affect the obligations of BORROWER under this Note to repay the principal amount of the Advances together with all interest accruing thereon.

Exhibit C
Definitions

“Interest Rate” means the rate of interest equal to (expressed as a percentage and rounded upward if necessary to the nearest 1/100th of 1%) the average monthly rate for A 1 /P1 Rated 30-day Commercial Paper quoted on Bloomberg. The Interest Rate shall be adjusted on a monthly basis.

“Interest Period” means the Fiscal month in which the unpaid principal of the Note shall bear interest. If any Interest Period would begin on a day which is not a Business Day (defined below), such Interest Period shall begin on the last Business Day of the preceding month. No Interest Period shall extend beyond the Termination Date.

“Business Day” means any day other than Saturday, Sunday, a legal holiday or a day upon which banking institutions are authorized or obligated by law or other governmental action to close.

“Al/P1 Rated 30-Day Commercial Paper” means commercial paper with a 30-day maturity which has been rated Al by Standard & Poor’s and P1 by Moody’s Investors Service.

“Fiscal” means the Lender’s and Borrower’s mutual fiscal financial reporting calendar.

Exhibit D

The Line of Credit is hereby established in the amount of 200 Million Dollars ($200,000,000) as of the Effective Date.